Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS STRONG FISCAL FOURTH QUARTER AND FULL-YEAR 2018 FINANCIAL RESULTS

Financial Outlook for Fiscal 2019 Reflects
Core Revenue Growth Acceleration, Margin Expansion and Enhanced Profitability

CHICAGO, November 2, 2018 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced financial results for its fiscal fourth quarter and full-year ended September 30, 2018, and provided its fiscal 2019 financial outlook.

For the fiscal fourth quarter, Hill-Rom reported earnings of $1.33 per diluted share compared to $1.03 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $1.63 per diluted share rose 23 percent from $1.32 per diluted share in the prior-year period, exceeding the company’s previously-issued guidance of $1.50 to $1.53 per diluted share. These financial results reflect solid core revenue growth, operating margin expansion and a lower tax rate, which includes the impact of tax reform legislation and an incremental benefit from stock-based compensation (of $0.10 per diluted share). Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“We are very pleased with the momentum generated by our core business and strong financial results in the fourth quarter,” said John P. Groetelaars, Hill-Rom’s president and chief executive officer. “Our performance reflects the diversity of our portfolio, strong new product contributions, and solid execution in driving sustainable revenue growth and double-digit growth in adjusted earnings per share, while delivering on our long-range financial objectives.”

Fiscal Fourth Quarter 2018 Financial Results

In the fiscal fourth quarter, Hill-Rom’s worldwide revenue of $759 million increased 3 percent compared to the fiscal fourth quarter of last year, on both a reported and constant currency basis. Domestic revenue of $544 million advanced 7 percent. Revenue outside the U.S. of $215 million declined 6 percent, or 4 percent on a constant currency basis.

Hill-Rom’s core revenue increased more than 4 percent on a constant currency basis, as the company continued to capitalize on several new product introductions from across the portfolio. Core revenue excludes foreign currency, divestitures and non-strategic assets the company has exited.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $380 million increased 3 percent on a reported and constant currency basis. Core revenue accelerated to 6 percent, primarily the result of double-digit growth in key product categories, including med-surg bed systems, Clinical Workflow Solutions and safe patient handling equipment.

•
Front Line Care: Front Line Care generated revenue of $259 million, an increase of 5 percent on a reported basis, and 6 percent on a constant currency basis, driven by contributions from new products in vital signs monitoring, respiratory care and the vision care portfolio.

•
Surgical Solutions: Surgical Solutions revenue of $120 million declined 1 percent on a reported and constant currency basis, reflecting a decline in non-strategic products, including lower international OEM revenue.

Gross margin in the fourth quarter of 49.6 percent improved 50 basis points compared to the prior year, and operating margin of 14.8 percent was 60 basis points lower than the prior year. On an adjusted basis, gross margin expanded by 30 basis points to 49.6 percent and operating margin improved by 120 basis points to 20.5 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

Fiscal Full-Year 2018 Financial Results

For fiscal 2018, Hill-Rom reported earnings of $3.73 per diluted share, compared to $1.99 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $4.75 per diluted share rose 23 percent from $3.86 per diluted share in the prior-year period.

Worldwide revenue of $2.85 billion increased 4 percent compared to the prior year, or 2 percent on a constant currency basis. Domestic revenue of $1.96 billion advanced 4 percent. Revenue outside the U.S. of $892 million increased 4 percent, and was comparable to the prior year on a constant currency basis.

Hill-Rom’s core revenue grew 3 percent on a constant currency basis. Core revenue excludes foreign currency, divestitures, non-strategic assets the company has exited, and Mortara prior to the anniversary date of the acquisition.

Gross margin of 49.0 percent expanded 90 basis points compared to the prior year, and operating margin improved 20 basis points to 10.2 percent. On an adjusted basis, gross margin expanded by 70 basis points to 49.0 percent and operating margin improved by 100 basis points to 17.3 percent.

2018 Highlights

Supporting the company’s strategies and financial performance were several achievements aimed at advancing Hill-Rom’s innovation, transforming the portfolio, and delivering sustainable value to shareholders. Highlights include:

•	Achieving over $300 million in new product revenue during fiscal 2018.

•
Advancing Hill-Rom’s “Vision for All” campaign by enhancing awareness and promoting the early detection of amblyopic risk in children and other vision conditions in adult patients with the Spot™ Vision Screener; and making diabetic retinopathy screening simple and affordable in the primary care setting with the Welch Allyn® RetinaVue® 100 Imager.

•
Expanding the company’s clinical workflow solutions and communication platforms with the limited release of LINQ™ mobile, a smartphone application that securely connects members of the care team to each other, to their patients, and to patient information in real-time.

•	Introducing the TruSystem® 7500 MR Neuro Surgical Table, which integrates with the IMRIS MR Neuro tabletop to support better patient treatment and optimize the surgical workflow.

•	Optimizing the product portfolio with the divestiture of assets related to the third-party rental business, and wind-down of the third-party surfaces business.

•
Finalizing the company’s business optimization plans focused on driving operating efficiencies, improving the cost structure, and generating approximately $50 million in pre-tax savings over the next several years. This initiative provides the opportunity to reinvest savings, and align resources with key priority growth areas in new products and emerging market expansion.

•
Generating operating cash flow for the year of $395 million, an increase of 27 percent, reducing debt by $337 million, and returning $66 million to shareholders in the form of dividends and share repurchases.

“We are proud of our 2018 accomplishments and the dedication demonstrated by our employees, who are focused on our mission of enhancing outcomes for patients and caregivers,” Mr. Groetelaars continued. “As we continue with Hill-Rom’s transformation, we enter 2019 with confidence in our ability to deliver core revenue growth acceleration, margin expansion and enhanced profitability with innovative healthcare solutions for our customers and their patients.”

Fiscal 2019 Financial Outlook

For fiscal 2019, Hill-Rom expects revenue to increase 1 to 2 percent on a reported basis, 2 to 3 percent on a constant currency basis, and core revenue to increase 4 to 5 percent. Core revenue excludes foreign currency, divestitures, and non-strategic assets the company may exit, including the Surgical Solutions international OEM business. Hill-Rom expects adjusted earnings, excluding special items, of $5.08 to $5.16 per diluted share and approximately $430 million in operating cash flow.

For the fiscal first quarter 2019, Hill-Rom expects revenue to increase approximately 1 percent on a reported basis, approximately 2 percent on a constant currency basis, and core revenue to increase approximately 4 percent. The company expects adjusted earnings, excluding special items, of $0.97 to $0.99 per diluted share.

Hill-Rom’s fiscal full-year 2019 and first quarter guidance does not reflect the impact of the new accounting standard ASC 606, to allow for consistency and comparability against historical results.

Adoption of ASC 606

Beginning in the fiscal first quarter of 2019, Hill-Rom will adopt ASC 606, the new revenue recognition accounting standard, on a modified retrospective basis. Adoption of the new accounting standard is not expected to have a material impact on the company’s 2019 revenue growth, margin expansion, or adjusted earnings per diluted share growth.

The company’s 2018 restated financial schedules will be made available when Hill-Rom reports its fiscal first quarter 2019 financial results. The company will also provide a supplemental reconciliation of first quarter results under the new standard and update its fiscal 2019 financial guidance to reflect ASC 606. The preliminary assessment of the impact includes a reduction of 2018 revenue of up to $20 million and a reduction in adjusted earnings of up to $0.10 per diluted share.

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with GAAP, Hill-Rom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs, special charges, the one-time impact of U.S. tax reform legislation, significant litigation expenses, and other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.15 to $1.20 per diluted share for the fiscal year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of significant recent acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the one-time impact from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) / 8:30 a.m. (ET).

Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 6775129.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hill-rom.com.

Presentation: A supplementary presentation will be posted to Hill-Rom’s website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through November 8, 2018. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 6775129. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hill-rom.com.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data, unaudited)

	Quarter Ended September 30		Year Ended September 30
	2018	2017	2018	2017
Net revenue
Product sales and service	$666.1	$643.5	$2,469.6	$2,358.1
Rental revenue	93.1	94.8	378.4	385.6
Total net revenue	759.2	738.3	2,848.0	2,743.7
Cost of net revenue
Cost of goods sold	338.8	330.2	1,274.1	1,235.8
Rental expenses	44.2	45.6	179.7	187.3
Total cost of net revenue	383.0	375.8	1,453.8	1,423.1
Gross profit
Product sales and service	327.3	313.3	1,195.5	1,122.3
Rental	48.9	49.2	198.7	198.3
Total gross profit	376.2	362.5	1,394.2	1,320.6
As a percentage of sales	49.6%	49.1%	49.0%	48.1%

Research and development expenses	35.0	31.5	135.6	133.7
Selling and administrative expenses	215.2	223.9	891.5	876.1
Special charges	13.2	(6.3)	77.6	37.4

Operating profit	112.8	113.4	289.5	273.4

Other income (expense), net	(23.4)	(23.1)	(92.3)	(90.4)

Income tax expense (benefit)	(1.0)	21.2	(55.2)	50.7

Net income	90.4	69.1	252.4	132.3

Less: Net loss attributable to noncontrolling interests	—	(0.3)	—	(1.3)

Net income attributable to common shareholders	$90.4	$69.4	$252.4	$133.6

Diluted earnings per share	$1.33	$1.03	$3.73	$1.99

Average diluted common shares outstanding (in thousands)	67,819	67,368	67,612	67,225

Dividends per common share	$0.20	$0.18	$0.78	$0.71

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions, unaudited)

					U.S.	OUS
	Quarter Ended September 30		Change As	Constant	Change As	Change As	Constant
	2018	2017	Reported	Currency	Reported	Reported	Currency

Product sales and service	$666.1	$643.5	3.5%	4.2%	8.1%	(5.5)%	(3.6)%

Rental revenue	93.1	94.8	(1.8)%	(1.7)%	(1.3)%	(5.4)%	(4.5)%

Total net revenue	$759.2	$738.3	2.8%	3.4%	6.6%	(5.5)%	(3.6)%

Patient Support Systems	380.4	371.1	2.5%	3.1%	7.5%	(11.4)%	(9.3)%

Front Line Care	258.7	245.4	5.4%	5.9%	8.8%	(3.0)%	(1.1)%

Surgical Solutions	120.1	121.8	(1.4)%	(0.7)%	(3.8)%	1.2%	2.7%

Total net revenue	$759.2	$738.3	2.8%	3.4%	6.6%	(5.5)%	(3.6)%

OUS - Outside of the United States

					U.S.	OUS
	Year Ended September 30		Change As	Constant	Change As	Change As	Constant
	2018	2017	Reported	Currency	Reported	Reported	Currency

Product sales and service	$2,469.6	$2,358.1	4.7%	3.2%	4.9%	4.3%	(0.1)%

Rental revenue	378.4	385.6	(1.9)%	(2.6)%	(2.2)%	0.9%	(5.3)%

Total net revenue	$2,848.0	$2,743.7	3.8%	2.4%	3.6%	4.1%	(0.3)%

Patient Support Systems	1,429.5	1,423.9	0.4%	(0.7)%	1.4%	(2.4)%	(6.6)%

Front Line Care	960.2	885.3	8.5%	7.4%	7.7%	10.4%	6.8%

Surgical Solutions	458.3	434.5	5.5%	2.4%	2.5%	8.5%	2.4%

Total net revenue	$2,848.0	$2,743.7	3.8%	2.4%	3.6%	4.1%	(0.3)%

OUS - Outside of the United States

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data, unaudited)

	Quarter Ended September 30, 2018					Quarter Ended September 30, 2017
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	49.6%	14.8%	$89.4	$(1.0)	$1.33	49.1%	15.4%	$90.3	$21.2	$1.03
Adjustments:
Acquisition and integration costs	—%	0.4%	3.0	0.9	0.03	0.3%	0.6%	4.4	1.7	0.04
Acquisition-related intangible asset amortization	—%	3.5%	26.4	7.3	0.28	—%	3.8%	28.2	7.5	0.31
Field corrective actions	—%	—	—	—	—	(0.1)%	(0.1)%	(0.5)	(0.1)	(0.01)
Litigation expenses	—%	—	—	—	—	—%	(1.6)%	3.2	1.2	0.03
Special charges	—%	1.7%	13.2	3.8	0.14	—%	1.2%	(6.3)	(0.7)	(0.08)
Tax law and method changes and related costs	—%	—	0.5	11.2	(0.15)	—%	—%	—	—	—
Adjusted Basis	49.6%	20.5%	$132.5	$22.2	$1.63	49.3%	19.3%	$119.3	$30.8	$1.32
[1] Total does not add due to rounding

	Year Ended September 30, 2018					Year Ended September 30, 2017
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	49.0%	10.2%	$197.2	$(55.2)	$3.73	48.1%	10.0%	$183.0	$50.7	$1.99
Adjustments:
Acquisition and integration costs	—%	0.4%	11.1	3.0	0.12	0.2%	0.9%	23.5	9.7	0.21
Acquisition-related intangible asset amortization	—%	3.8%	106.9	28.2	1.16	—%	4.0%	108.4	34.2	1.10
Field corrective actions	—%	—%	—	—	—	—%	—%	—	(0.2)	—
Litigation expenses	—%	0.2%	5.8	1.5	0.06	—%	(0.3)%	5.7	2.1	0.05
Special charges	—%	2.7%	77.6	21.1	0.84	—%	1.9%	37.4	4.8	0.49
Tax law and method changes and related costs	—%	—%	1.6	79.2	(1.15)	—%	—%	—	(2.2)	0.03
Gain on disposition	—%	—%	(1.0)	—	(0.01)	—%	—%	(1.0)	(0.4)	(0.01)
Adjusted Basis	49.0%	17.3%	$399.2	$77.8	$4.75	48.3%	16.3%	$357.0	$98.7	$3.86
[1] Total does not add due to rounding

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions, unaudited)

	September 30, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$183.0	$231.8
Trade accounts receivable, net of allowances	580.7	579.3
Inventories, net	291.7	284.5
Other current assets	100.2	70.6
Total current assets	1,155.6	1,166.2

Property, plant and equipment, net	328.3	355.4
Intangible assets
Goodwill	1,738.3	1,759.6
Other intangible assets and software, net	1,027.7	1,144.0
Other assets	110.1	103.5

Total Assets	$4,360.0	$4,528.7

Liabilities
Current Liabilities
Trade accounts payable	$177.3	$167.9
Short-term borrowings	182.5	188.9
Other current liabilities	302.6	301.9
Total current liabilities	662.4	658.7

Long-term debt	1,790.4	2,120.4
Other long-term liabilities	291.0	384.0

Total Liabilities	2,743.8	3,163.1

Total Shareholders' Equity Attributable to Common Shareholders	1,616.2	1,358.2

Noncontrolling interests	—	7.4

Total Shareholders' Equity	1,616.2	1,365.6

Total Liabilities and Shareholders' Equity	$4,360.0	$4,528.7

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions, unaudited)

	Year Ended September 30
	2018	2017
Operating Activities
Net income	$252.4	$132.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	89.6	95.2
Acquisition-related intangible asset amortization	106.9	108.4
Amortization of debt discounts and issuance costs	7.4	7.2
Loss on extinguishment of debt	—	—
Provision (benefit) for deferred income taxes	(84.8)	(32.8)
(Gain) loss on disposal of property, equipment leased to others, intangible assets, and impairments	2.7	24.7
(Gain) loss on disposition of businesses	23.0	(1.0)
Stock compensation	28.1	23.0
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	(5.1)	(42.5)
Inventories	(10.4)	(14.9)
Other current assets	(29.4)	15.0
Trade accounts payable	12.5	21.6
Accrued expenses and other liabilities	(1.0)	(32.3)
Other, net	3.3	7.2
Net cash provided by operating activities	395.2	311.1
Investing Activities
Capital expenditures and purchases of intangible assets	(89.5)	$(97.5)
Proceeds on sale of property and equipment leased to others	4.2	15.1
Payment for acquisition of businesses, net of cash acquired	—	(311.4)
Proceeds on sale of businesses	1.0	5.8
Other	1.9	(1.4)
Net cash used in investing activities	(82.4)	(389.4)
Financing Activities
Proceeds from borrowings on long-term debt	1.0	$300.0
Payments of long-term debt	(351.0)	(73.2)
Borrowings on Revolving Credit Facility	75.0	180.0
Payments on Revolving Credit Facility	(165.0)	(325.8)
Borrowings on Securitization Program	71.6	124.5
Payments on Securitization Program	(40.7)	(45.4)
Borrowings on Note Securitization Facility	122.4	—
Payments on Note Securitization Facility	(50.0)	—
Debt issuance costs	(0.4)	(5.1)
Payments of cash dividends	(51.8)	(46.6)
Proceeds from exercise of stock options	40.0	17.8
Proceeds from stock issuance	6.4	5.0
Treasury stock acquired	(14.1)	(60.6)
Net cash provided by (used in) financing activities	(356.6)	70.6
Effect of exchange rate changes on cash	(5.0)	7.3
Net Cash Flows	(48.8)	(0.4)
Cash and Cash Equivalents
At beginning of period	231.8	232.2
At end of period	$183.0	$231.8